FIRST AMENDEMENT TO THE SECOND AMENDED AND RESTATED BY-LAWS OF VTV THERAPEUTICS INC. This First Amendment to the Second Amended and Restated By-Laws of vTv Therapeutics Inc., a Delaware corporation (the “Corporation”), is made as of this 19th day of December, 2025. 1. The first sentence of Section 2.8 of Article II of the Second Amended and Restated By- laws of the Corporation is hereby amended and restated in its entirety as follows: “Except as otherwise provided by these By-laws, at each meeting of Stockholders, the presence in person or by proxy of the holders of 33.4% of all outstanding shares of stock entitled to vote at the meeting of Stockholders shall constitute a quorum for the transaction of any business at such meeting, except that, where a separate vote by a class or series of classes of shares is required, a quorum shall consist of no less than a majority of the voting power of all outstanding shares of stock of such class or series of classes, as applicable.” 2. Except as specifically amended herein, the Amended and Restated By-laws shall remain unchanged and in full force and effect. As adopted by the Board of Directors on December 19, 2025